Exhibit 99.1

Contact:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Enters Into Settlement Agreement with Wellstat

INCLINE VILLAGE, Nev. (August 12, 2020) – PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) announces it has entered into a settlement agreement (the "Settlement Agreement") with related entities of Defined Diagnostics, LLC (f/k/a Wellstat Diagnostics, LLC) (“Wellstat Diagnostics”) and, together with such related entities, the "Wellstat Parties") resolving previously reported litigation relating to loans made to Wellstat Diagnostics by PDL. The loans totaling $44,100,000 were made pursuant to a loan agreement between Wellstat Diagnostics and PDL dated August 2013, and the notes were carried on PDL's balance sheet for $51,391,184 as of June 30, 2020.

Under the terms of the Settlement Agreement, the parties agreed that the Wellstat Parties would pay an amount of $7,500,000 upon the signing of the Agreement and either (1) $5,000,000 by February 10, 2021 and $55,000,000 by July 26, 2021; or (2) $67,500,000 by July 26, 2021. Further under the terms of the Agreement, upon payment of either $5,000,000 prior to April 21, 2021 or completion of the payment of $67,500,000 by July 26, 2021, the Company will transfer to Wellstat Diagnostics on an “as is” and “where is” basis certain assets currently owned by the Company which were obtained through the Company’s credit bid in 2017 for the assets of Wellstat Diagnostics. If the Wellstat Parties fail to make payment in full by July 26, 2021, the Company shall be authorized to record and confess judgment against the Wellstat Parties for an amount of $92,500,000 or such lesser amount as may be owed under the Agreement.

“We are pleased that we have finally reached this settlement with the Wellstat parties. We look forward to receiving the agreed payments, which should increase the net proceeds from our monetization strategy that we can ultimately distribute to our stockholders,” commented PDL’s President and CEO Dominique Monnet. “I commend our legal team, led by our General Counsel Christopher Stone, for their dedication and persistence.”

In September 2019, PDL announced that the Supreme Court of New York County of New York, Commercial Division, issued a summary judgment in favor of PDL in the Company’s litigation with Wellstat Diagnostics recognizing the validity and enforceability of guarantees on the loans made by the guarantors under the loan facility.

About PDL BioPharma, Inc.

Throughout its history, PDL’s mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders in the form of cash or equity.

For more information please visit https://www.pdl.com/.

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc., which reserves all rights therein.

About this Settlement Agreement

The Company entered into this Settlement Agreement with Samuel J. Wohlstadter, Nadine H. Wohlstadter, Hyperion Catalysis International, Wellstat Vaccines, LLC, Wellstat ImmunoTherapeutics, LLC, Wellstat BioCatalysis, LLC, Wellstat AVT Investment, LLC, Wellstat Biologics Corporation, Wellstat Management Company, LLC, Wellstat Ophthalmics Corporation, Wellstat Therapeutics Corporation, Wellstat Therapeutics EU Limited, Duck Farm, Inc., Hebron Valley Farms, Inc., HVF, Inc., Hyperion Catalysis EU Limited, NHW, LLC, and SJW Properties, Inc., together with their respective successors and assigns, and Wellstat Diagnostics.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s litigation with Wellstat. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/plan of complete liquidation, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2020 and Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2020 and August 10, 2020. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

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